Exhibit 99.1

MARINEMAX ELECTS NEW MEMBER TO ITS BOARD OF DIRECTORS

CLEARWATER, FL, May 24, 2018 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that Dr. Rebecca J. White has been elected to its Board of Directors.

Rebecca White currently serves as Walter Chair of Entrepreneurship, Professor of Entrepreneurship and Director of the John P. Lowth Entrepreneurship Center at the University of Tampa.  She received an MBA and a Ph.D. from Virginia Tech University.  Her primary research and teaching interests are in opportunity recognition and developing an entrepreneurial mindset.  She has served on a number of company, non-profit and industry association boards over the past 15 years and is an active member of the National Association of Corporate Directors.  Rebecca has more than 25 years of experience in education, training, coaching and mentoring.  Additionally, she is an avid boater with more than 20 years of experience.

William H. McGill, Jr., Chairman and Chief Executive Officer of the Company, stated, “We are very excited and honored to have Rebecca join our Board of Directors.  We are confident that she will be a strong addition to our Board.  Her mentoring model and experience helping business leaders achieve their strategic goals will complement our ongoing efforts to profitably grow MarineMax.  On behalf of the Board, we welcome Rebecca and look forward to her future contributions to the Company.”

Rebecca White added, “I am excited to join the MarineMax Board of Directors.  MarineMax is the clear leader in the marine industry. I look forward to the opportunity to assist the Company in achieving its strategic goals and direction.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Bennington, Scout, Sailfish, Sea Pro, Sportsman, Scarab Jet Boats, Yamaha Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 63 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands.  MarineMax is a New York Stock Exchange-listed company.  For more information, please visit www.marinemax.com.

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Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include Ms. White’s services complementing the Company’s ongoing efforts to profitably grow and assisting the Company in achieving its strategic goals and direction.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the assumption the Company’s abilities to accomplish its goals and strategies, the success of the acquisition, synergies expected from the acquisition, general economic conditions and the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2017 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Michael H. McLambBrad Cohen

Chief Financial OfficerICR, LLC.

Abbey Heimensen203.682.8211

Public Relationsbcohen@icrinc.com

MarineMax, Inc.

727.531.1712

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